EXHIBIT 23.3




[RP(R) FINANCIAL, LC. LETTERHEAD]
Financial Services Industry Consultants

                                                September 17, 2004


Board of Directors
Royal Savings Bank
9226 South Commercial Avenue
Chicago, Illinois   60617

Members of the Board of Directors:

         We hereby consent to the use of our firm's name in the Application for Conversion, and any amendments thereto, to be filed by Royal Savings Bank. We also hereby consent to the inclusion of, summary of and references to our Appraisal Report and our letter concerning subscription rights in such filings, and the Registration Statement on Form SB-2, and any amendments thereto, including the prospectus of Royal Financial, Inc.



                                                RP FINANCIAL, LC.